UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2026

Covista Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-13988	36-3150143
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Wacker Drive Chicago, IL		60606
(Address of principal executive offices)		(Zip Code)

(312) (651-1400)

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock $0.01 Par Value	CVSA	New York Stock Exchange
Common Stock $0.01 Par Value	CVSA	NYSE Texas

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 2, 2026, Covista Inc. (formerly known as Adtalem Global Education Inc.) (“Covista”, the “Company”, or “we”) entered into Amendment No. 5 to Credit Agreement and Incremental Assumption Agreement, dated as of March 2, 2026 (the “Amendment”), by and among the Company, as borrower, the guarantors party thereto, the lender party thereto and Morgan Stanley Senior Funding, Inc. (“MSSF”), as administrative agent (in such capacity, the “Administrative Agent”), which amended our Credit Agreement, dated as of August 12, 2021 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to March 2, 2026, the “Existing Credit Agreement”, and the Existing Credit Agreement, as amended by the Amendment, the “Amended Credit Agreement”), by and among the Company, as borrower, the lenders from time to time party thereto, MSSF, as collateral agent, and the Administrative Agent, in order to, among other things, incur new term loans thereunder (consisting of refinancing term loans and  incremental term loans) in an aggregate original principal amount of $510 million (collectively, the “2026 Term Loans”), which 2026 Term Loans mature on March 2, 2033. Borrowings of 2026 Term Loans under the Amended Credit Agreement bear interest at a rate per annum equal to, at our option, Term SOFR plus 2.25% (subject to a SOFR floor of 0.75%) or an alternate base rate plus 1.25%. The Amendment resulted in a 0.50% reduction in our term loan interest rate margins.

The proceeds of the 2026 Term Loans were used to refinance in full the existing term loans outstanding under the Existing Credit Agreement and redeem in full the 5.50% Senior Secured Notes due 2028 (the “Notes”) outstanding under the Indenture, dated as of March 1, 2021 (as amended, supplemented, restated, and otherwise modified to date, the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee and notes collateral agent (the “Trustee”), and pay fees, closing costs, and other third party expenses relating to such refinancing and repayment (as further described in Item 1.02, below).

The foregoing description of the Amendment (including the Amended Credit Agreement) is not complete and is qualified in its entirety by reference to the Amendment (including the Amended Credit Agreement), a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 1.02Termination of a Material Definitive Agreement

On February 13, 2026, the Trustee sent a conditional notice of redemption on behalf of Covista to the holders of the Notes, relating to the redemption in full of the Notes outstanding as of March 2, 2026 (the “Redemption Date”). In connection therewith, on the Redemption Date, Covista deposited with the Trustee funds sufficient to redeem all Notes outstanding on the Redemption Date. The redemption payment (the “Redemption Payment”) included approximately $404,950,000 of outstanding principal at the redemption price equal to 100.00% of the principal amount of the Notes plus accrued and unpaid interest thereon to the Redemption Date. Upon deposit of the Redemption Payment with the Trustee on the Redemption Date, the Indenture was fully satisfied and discharged in accordance with its terms and the Company and the subsidiary guarantors party thereto have no further obligations under the Indenture.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information required by this item is included in Item 1.01 and incorporated herein by reference.

Item 9.01            Financial Statements and Exhibits

4.1

Amendment No. 5 to Credit Agreement and Incremental Assumption Agreement, dated as of March 2, 2026, among Covista Inc. (formerly known as Adtalem Global Education Inc.), as borrower, the guarantors party thereto, the lender party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

104	Cover Page Interactive Data File (formatted in Inline XBRL and included as Exhibit 101)

*

Certain schedules and similar attachments have been omitted on Instruction 4 of Item 1.01 of Form 8-K and Item 601(a)(5) of Regulation S-K. Covista will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the Securities and Exchange Commission or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Covista Inc.

By:	/s/ Robert J. Phelan
Robert J. Phelan
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

Date: March 3, 2026